April 11, 2002

SAUER-DANFOSS EARNS RECOGNITION AS JOHN DEERE DUBUQUE WORKS’ “SUPPLIER OF THE YEAR”

AMES, Iowa, USA, April 11, 2002 — Sauer-Danfoss Inc. (NYSE: SHS; FSE: SAR) has earned recognition as Supplier of the Year for 2001 from John Deere Dubuque Works in Deere’s Achieving Excellence Process. The Ames, Iowa- based company received the award in recognition of its dedication to providing products and service of outstanding quality as well as its commitment to continuous improvement. Company employees will accept the recognition during ceremonies scheduled for April 11, 2002, at the Ames, Iowa, facility.

Sauer-Danfoss is a major supplier of fluid power transmission and vehicle management systems to John Deere’s operation in Dubuque, Iowa.

Suppliers who participate in the Achieving Excellence process are evaluated annually in several key performance categories, including quality, delivery, cost management, technical support and wavelength, which is a measure of responsiveness. John Deere Supply Management initiated the process in 1991 to provide a supplier evaluation and feedback process that promotes continuous improvement.

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture and sale of engineered hydraulic systems, components, and electronics for use primarily in applications of mobile equipment.  Sauer-Danfoss, with approximately 7,000 employees worldwide and sales of about $950 million, has manufacturing and engineering capabilities in Europe, the Americas, and the Asia-Pacific region, and principal business centers in Ames, Iowa; Neumünster, Germany; and Nordborg, Denmark.  More details online at www.sauer-danfoss.com.

For further information please contact: Sauer-Danfoss Inc. – Investor Relations

Kenneth D. McCuskey Vice President - Finance	Sauer-Danfoss Inc. 2800 East 13th Street Ames, Iowa, USA, 50010	Phone: (515) 239-6364 Fax: (515) 239-6443 kmccuskey@sauer-danfoss.com

John N. Langrick Director of Finance - Europe	Sauer-Danfoss Inc. Krokamp 35 D-24539 Neumünster	Phone: +49-4321-871-190 Fax: +49-4321-871-121 jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com